UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2006

PAINCARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	1-14160	06-1110906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 N. Orange Avenue, Ste. 105, Orlando, Florida		32801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (407) 367-0944

Registrant’s facsimile number, including area code: (407) 367-0950

Registrant’s Website address:  www.paincareholdings.com

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets

On February 1, 2006, a wholly owned subsidiary of PainCare Holdings, Inc. (the “Company”) closed the acquisition of 60% of the capital stock of Amphora, LLC, a Colorado limited liability company (the "Amphora").  Amphora provides intraoperative monitoring services for medical institutions and surgeons throughout Colorado, Wyoming, Arizona, and Nebraska.  Pursuant to the terms of the Purchase Agreement, a copy of which is filed herewith, the total purchase price for the 60% interest in Amphora was approximately $15 million.  At closing the Company paid approximately $6.5 million of the purchase price through the payment of $3.25 million in cash and the issuance of 1,035,032 shares of the Company’s common stock.  The remaining approximately $8.5 million of the purchase price will be paid in three or four annual installments pending the achievement of certain contractual financial benchmarks by Amphora.  The earn-out payments will be made 50% in cash and 50% in shares of the Company’s common stock.

Neither Amphora nor their shareholders have any prior relationship with the Company.

Item 7.01

Regulation FD Disclosure.

A copy of the Company’s press release regarding the foregoing is filed herewith with respect to all matters contained therein with the exception of the third sentence of the fourth paragraph of the press release, which is hereby furnished.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Purchase Agreement dated February 1, 2006.

	99.2	Copy of press release of the Company dated February 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 3, 2006

PAINCARE HOLDINGS, INC.

BY:

/s/ RANDY LUBINSKY

Chief Executive Officer and Director